                                 EXHIBIT 10.21
                                 -------------


                      EXCLUSIVE SUBCONTRACTING AGREEMENT


     This EXCLUSIVE SUBCONTRACTING AGREEMENT is made and entered into as of this 22nd day of December, 1994 by and among:

     THE STROUSE, ADLER COMPANY, a corporation organized under the laws of the State of Connecticut, having offices at 78 Olive Street, New Haven, Connecticut 06511 (Strouse, Adler"); and

     PBS ENTERPRISES LTD., a corporation organized under the laws of the State of New York, having offices located at 56 Harrison Street, Suite 402, New Rochelle, New York 10801 ("PBS"); and

     MAGGIE MANUFACTURING COMPANY LTD., a limited liability company organized under the laws of Jamaica, having offices located at Sandside, Port Maria, Jamaica ("Maggie"); and

     DAVEDAN PROPERTIES LTD., a limited liability company organized under the laws of Jamaica, having offices located at Sandside, Port Maria, Jamaica ("Davedan").


                                   RECITALS

1. Strouse, Adler is engaged in the business of designing, manufacturing and marketing intimate apparel and specialty shapewear.

2. Maggie is engaged in the manufacture of intimate apparel for Strouse, Adler and others at a facility located on certain real property (the "Site") in Sandside, Port Maria, Jamaica.

3. PBS is an affiliate of Davedan and Maggie. PBS has contractual relationships with Maggie to utilize Maggie's manufacturing capacity and Maggie leases the Site from Davedan pursuant to a certain lease dated March 1, 1988 (the "Lease").

4. Strouse, Adler, PBS, Maggie and Davedan have entered into an Option Agreement of even date herewith pursuant to which Strouse, Adler has been granted an option to purchase (i) all of Maggie's assets and certain of PBS' equipment used in Maggie's business, and (ii) all of Davedan's rights in and to the Site and improvements thereon (the "Option Agreement").

5. In order that Strouse, Adler may evaluate whether to exercise its option pursuant to the Option Agreement and to satisfy certain manufacturing needs of Strouse, Adler, Strouse, Adler, PBS, Maggie and Davedan desire to enter into an arrangement whereby Maggie shall devote one hundred percent (100%) of its manufacturing capacity to the satisfaction of Strouse, Adler's requirements for the manufacture of intimate apparel.

6. It is a condition to the execution and delivery of the Option Agreement that the parties hereto enter into this Exclusive Subcontracting Agreement.

     NOW THEREFORE, in consideration of the foregoing and of the mutual representations, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                  ARTICLE I.
                                  Definitions
                                  -----------

     As used herein, the following initial capitalized terms shall have the following definitions, all other initial capitalized terms shall have the meanings ascribed to them in the Option Agreement:

     "Actual Operating Costs" has the meaning set forth in Schedule A.
      ----------------------                               ----------

     "Annual Amount" means (i) for 1995, $325,000, less any sums paid to PBS
      -------------
upon the execution hereof; (ii) for 1996, $350,000; and (iii) for 1997, $375,000.

     "Business" means the manufacture by Maggie of intimate apparel for Strouse,
      --------
Adler at the Site.

     "Business Expansion Costs" has the meaning set forth in Section IV.F.
      ------------------------

     "Effective Date" has the meaning set forth in Section VI.A.
      --------------

     "Garment" means a specific item of intimate apparel manufactured by Maggie
      -------
for Strouse, Adler.

     "Inventory Adjustment" has the meaning set forth in Section V.A.
      --------------------

     "Lease" has the meaning set forth in the third Recital.
      -----

     "Projected Operating Costs" shall be $520,000 for 1995, $540,800 for 1996
      -------------------------
and $561,000 for 1997 based on 62,400 dozens of Garments per year. To the extent that the number of Garments actually produced in any year are greater than 62,400, Projected Operating Costs for such year shall be increased by an amount equal to the product of Projected Operating Costs for such year times the difference (expressed as a percentage) between the actual number of dozens of Garments produced in such year and 62,400. There shall be no decrease in Projected Operating Costs if less than 62,400 dozens are produced.

                                  ARTICLE II.
                                 PBS Services
                                 ------------

     For and during the term of this Agreement, and subject to the terms and conditions hereof, PBS shall provide the manufacturing services and the transition services described below to Strouse, Adler in exchange for the provision of goods and the payments by Strouse, Adler described in Article III.

A.   Manufacturing Services. PBS shall cause Maggie to at all times devote one
     ----------------------
hundred percent (100%) of its manufacturing capacity at the Site towards the satisfaction of Garment orders placed with Maggie by Strouse, Adler. Toward that end, Maggie shall furnish all labor, equipment, materials, utilities and supplies necessary to (1) manufacture the Garments using raw materials and other inventory provided by Strouse, Adler, (2) conduct such quality control inspection and testing of such Garments as Strouse, Adler may from time to time require, and (3) package, load and ship such Garments, all in conformity with Strouse, Adler's specifications.

     Maggie shall not at any time engage in any business activity other than the manufacture of Garments for Strouse, Adler, provided, however, that prior to February 1, 1995, Maggie shall be entitled to sew out residual work-in-process for third parties which exists on the Effective Date. Maggie's expenses related to such sew-out of such work in process shall be mutually agreed upon by PBS and Strouse, Adler and shall be paid by PBS to Maggie and used by Maggie to pay Actual Operating Costs that would otherwise be funded by Strouse, Adler.

     To the extent that Maggie has immediately prior to the Effective Date made use in the ordinary course of its business of any equipment owned by PBS, PBS shall make such equipment available to Maggie on similar terms and conditions as existed immediately prior to the Effective Date.

     PBS shall ensure that the Lease remains in full force and effect and that Maggie's use of the Site pursuant thereto is not interrupted or diminished in any manner.

B.   Transition Services. PBS shall use its best efforts to preserve and
     -------------------
maintain the existing state of Maggie, Davedan and PBS' social, political and community relations at the Site and in Jamaica such that Maggie's business operations continue after the Effective Date in an uninterrupted manner consistent with such operations as they were conducted immediately prior to the Effective Date.

     In furtherance of the foregoing, PBS shall make available the services of Peter Blair Shalleck ("Mr. Shalleck"). Mr. Shalleck shall be available in New York and, to the extent necessary or appropriate in order to fulfil PBS' obligations under this Paragraph B, in Jamaica, payment to be made in accordance with Article III(e).

                                 ARTICLE III.
               Strouse, Adler's Provision of Goods and Payments
               ------------------------------------------------

     During the term hereof, in exchange for the provision by PBS of the services described in Article II, and subject to the terms and conditions hereof, Strouse, Adler shall:

     (a) provide Maggie with all cut pieces, trim, labels and other raw materials necessary for or relating to the satisfaction by Maggie of Strouse, Adler Garment orders;

     (b) provide a manager, acceptable to PBS, to manage Maggie's operations on behalf of Strouse, Adler (the "Operations Manager");

     (c)  fund all Actual Operating Costs of Maggie in accordance with Schedule
                                                                       --------
     A ;
     --

     (d) for each year during the term of this Agreement, pay to PBS the applicable Annual Amount for such year in four equal installments payable on the first day of each calendar quarter of such year, provided, however, that with respect to the first year of this Agreement, payments of the Annual Amount shall be in four installments of $81,250 on the date hereof, and on January 2, April 1, and July 1, 1995 . The Annual Amount due and payable hereunder for any given year shall be reduced by the amount, if any, by which Actual Operating Costs, calculated as of December 31, for such year exceed Projected Operating Costs for such year. Such reduction shall be made by application against the next succeeding payment of the Annual Amount.

     (e) pay to PBS $500 per day, plus telephone expenses and reasonable travel expenses if he is travelling to Jamaica, for each day on which the services of Mr. Shalleck are required to fulfil PBS' obligations hereunder and are pre-approved by Strouse, Adler: (1) in New York in excess of two (2) full days per calendar year; and (2) in Jamaica in excess of three (3) full days per calendar year. The attendance by Mr. Shalleck at periodic meetings pursuant to Section IV.B shall be excluded for purposes of the foregoing sentence and PBS shall not be entitled to reimbursement of Mr. Shalleck's travel and telephone expenses in respect of his attendance at such periodic meetings. Mr. Shalleck shall submit quarterly statements setting forth any days for which PBS seeks payment and any telephone or travel expense for which PBS seeks reimbursement hereunder in such detail as Strouse, Adler may reasonably request.


                                  ARTICLE IV
                            Conduct of the Business
                            -----------------------

A.   Business Operations.  During the term of this Agreement, the Business shall
     -------------------
be conducted, and the Site shall be maintained in a manner substantially consistent with the management of the Business and maintenance of the Site prior to the Effective Date. No material change in the operations of the Business, or the maintenance of the Site, shall be made without the prior consent of PBS and Strouse, Adler, which consent shall not be unreasonably withheld or delayed. To ensure Strouse, Adler's satisfaction with the manufacture of the Garments, PBS has agreed to allow Strouse, Adler to appoint one of its employees as the Operations Manager. To ensure PBS that the Business will be run in a manner consistent with the operation thereof prior to the Effective Date, the Operations Manager shall be Mr. Anselmo Rodriguez, a former employee of PBS. During the term hereof Strouse, Adler agrees not to employ Mr. Rodriguez except as the Operations Manager. No change in the Operations Manager shall be made prior to the exercise of the Option Agreement without the prior consent to PBS, which shall not be unreasonably withheld or delayed. No claim related to the quality, shrinkage or manufacture of Garments, the day-to-day management of the Business or the costs of manufacture (except for Strouse, Adler's rights under Section III(c)) shall be made by Strouse, Adler hereunder and no claim shall be made by PBS related to the actions or omissions of the Operations Manager provided such actions or omissions do not violate any of the terms or provisions hereof.

B.   Independent Contractors. PBS, Maggie and Davedan are independent
     -----------------------
contractors. Strouse, Adler is not, and shall not become by virtue of this Agreement, the employer of any employee of the Business. Neither PBS, Maggie nor Davedan shall have any right or authority to create any direct contractual or other commitment or obligation of Strouse, Adler with any third party, including any employee of Maggie. All obligations between Strouse, Adler and PBS, Maggie and Davedan are governed by the Option Agreement, this Agreement and the other Related Agreements.

C.   Periodic Review of Operations. From time to time, but in any event not less
     -----------------------------
frequently than once per calendar quarter, Strouse, Adler and Mr. Shalleck shall meet for the purpose of conducting a review of Maggie's operations, including a year-to-date review of financial operations to determine actual expense levels versus budgeted annual allowances, and assuring Strouse, Adler's satisfaction with the performance by the PBS Parties of their obligations hereunder and PBS' satisfaction with the Operations Manager and the performance of Strouse, Adler hereunder. Such meetings shall be conducted in a frank and open manner and shall include a good faith discussion of the Business and the overall management thereof. Each of PBS and Strouse, Adler agrees to use its best efforts to ensure each other's continuing satisfaction with the Business and with the performance of its obligations hereunder.

D.   Strouse, Adler Access. During the entire term hereof, Maggie and Davedan
     ---------------------
shall afford Strouse, Adler personnel complete and unlimited access to the Site and to such of its employees, books and records as may be necessary or appropriate to allow Strouse, Adler to monitor the Business and PBS' performance under this Agreement and PBS shall cause Maggie to make its office space available to Strouse, Adler personnel in connection therewith.

E.   PBS Access. During the entire term hereof, Strouse, Adler agrees that PBS
     ----------
may have continuous access to Maggie's books and records and to Strouse, Adler's Operations Manager, Mr. Anselmo Rodriguez, for consultative purposes not prohibited hereunder or under any Related Agreement, provided, however, that such activities do not materially interfere with such Operations Manager's discharge of his duties and responsibilities to Strouse, Adler.

F.   Expansion of Business. In the event that Strouse, Adler wishes to increase
     ---------------------
the production capacity of the Business or otherwise expand or modify the conduct of the Business in a manner or magnitude not consistent with the conduct of the Business prior to the Effective Date, PBS agrees to cooperate in implementing such expansion or modification; provided, however, that Strouse, Adler shall be solely responsible for all additional cost and expense associated therewith, including the funding of any increased operating expenses (collectively "Business Expansion Costs"). Notwithstanding the foregoing, Maggie shall not, at the request of Strouse, Adler, materially increase the compensation or benefits of Maggie's employees (including any material increase in wages or bonuses or change in sewing rates), unless PBS shall have first consented to such increase in writing, such consent not to be unreasonably withheld or delayed. Business Expansion Costs include, by way of illustration only, the cost of leasehold improvements (including completion of the canteen at the Site), capital expenditures (such as the purchase of automobiles, a generator, computers, fans or sewing machines) and costs associated with the hiring of additional personnel for newly created positions after the Effective Date.


                                  ARTICLE V.
                      Additional Covenants and Agreements
                      -----------------------------------

A.   Inventory Adjustment. Commencing on January 7, 1995, Maggie shall conduct
     --------------------
and Strouse, Adler's accountants, Arthur Andersen and Company shall witness, a physical audit of all raw materials, work-in-process and finished goods inventory of Strouse, Adler then in the possession of Maggie at the Site. The results of such physical audit shall be reconciled against the books and records of Strouse, Adler as to deliveries of raw materials and finished goods inventory to and from the Site. If such reconciliation reveals a shortfall in the amount of raw materials, work-in-process and/or finished goods inventory then in the possession of Maggie which exceeds two percent 2% of the total dollar value thereof, there shall be an inventory adjustment equal to the amount of such excess (the "Inventory Adjustment"). Such Inventory Adjustment shall be paid by PBS to Strouse, Adler within thirty (30) days after completion of the physical audit and, if not so paid, may be deducted from the next succeeding installment of the Annual Amount to be paid to PBS by Strouse, Adler.

B.   Volatility of Product Demand. PBS acknowledges and agrees that the volume
     ----------------------------
of Purchase Orders placed by Strouse, Adler may be highly variable and that Strouse, Adler shall have complete discretion in the exercise of its own independent judgment as to whether any Garment order shall be placed with Maggie.

C.   Ownership of Inventory. PBS acknowledges and agrees that Strouse, Adler
     ----------------------
shall, at all times, remain the sole owner of all raw materials, work-in-process and finished goods inventory and that none of PBS, Maggie or Davedan shall have any rights or interests therein of any kind or nature whatsoever, except for mechanic's, materialmen's or other, similar liens which arise by operation of law. PBS shall, and shall cause Maggie and Davedan to, execute and deliver all additional documents and do any other acts or things that may reasonably be requested by Strouse, Adler in order to reflect and confirm Strouse, Adler's continuing ownership of the raw materials, work-in-process and finished goods.

D.   Obligations of Maggie and Davedan. Each of Maggie and Davedan undertakes
     ---------------------------------
and agrees to use its best efforts to ensure that PBS satisfies its obligations hereunder.

E.   Prior Obligations. The current debt of seventeen thousand dollars ($17,000)
     -----------------
owed by PBS to Strouse, Adler is hereby forgiven. In addition the two (2) sewing machines sent to Maggie by Strouse, Adler in 1994 will remain the property of Strouse, Adler.


                                  ARTICLE VI.
                             Term and Termination
                             --------------------

A.   Term. The term of this Agreement shall commence on January 2, 1995 (the
     ----
"Effective Date") and shall continue until January 1, 1998 or such earlier date upon which it is terminated pursuant to this Article VI or pursuant to the Option Agreement.

B.   Termination upon PBS Default. In the event that any one of PBS, Maggie or
     ----------------------------
Davedan is in material breach of any of its obligations hereunder and such breach remains unremedied for thirty (30) days after notice from Strouse, Adler, then Strouse, Adler may, in its sole and absolute discretion, terminate this Agreement, effective upon receipt of written notice of such termination by PBS.

C.   Termination Upon Strouse, Adler Default. In the event that Strouse, Adler
     ---------------------------------------
is in breach of any of its obligations hereunder or under the Option Agreement and such breach remains unremedied for thirty (30) days after notice from PBS, then PBS may, in its sole and absolute discretion, terminate this Agreement effective upon receipt of written notice of such termination by Strouse, Adler.

D.   Termination by Either Party Upon Notice. Either of Strouse, Adler and PBS
     ---------------------------------------
may terminate this Agreement without cause at any time upon not less than twelve
(12) months written notice to the other party (the "Termination Period"), provided, however, that if Strouse, Adler thereafter exercises the Option during the Termination Period and further makes all required payments hereunder as if no termination option had been exercised, this Agreement shall be reinstated and remain in full force and effect until the Closing or until otherwise terminated pursuant to the Option Agreement.

E.   Rights upon Termination. In addition to any other rights or remedies which
     -----------------------
Strouse, Adler may have under this Agreement, the Option Agreement or any Related Agreement, upon termination of this Agreement, Strouse, Adler may, without any payment to any PBS Party, take possession of and sell or otherwise dispose of any items of moveable office furniture, trade fixtures or other items of moveable personal property or equipment which are not integral to the functioning of any structure or improvement on the Property and which were purchased or acquired by Maggie or Strouse, Adler during the term hereof the purchase price or acquisition cost of which were funded by Strouse, Adler as Business Expansion Costs pursuant hereto.

F.   Operations Manager. Upon termination of this Agreement and the Option
     ------------------
Agreement, PBS shall have the exclusive right within the thirty (30) day period after such termination to hire Mr. Anselmo Rodriguez. PBS shall notify Strouse, Adler of its intention to hire Mr. Rodriguez and upon receipt of such notice within such thirty (30) day period, Strouse, Adler shall terminate Mr. Rodriguez' employment and consent to his employment by PBS.


                                 ARTICLE VII.
                                 Miscellaneous
                                 -------------

A.   Entire Agreement. This Agreement together with the schedules and exhibits
     ----------------
hereto contains the entire understanding of the parties with respect to the subject matter hereof. All understandings, oral and written, and agreements heretofore had between the parties are merged in this Agreement.

B.   Binding Effect; Assignment. The rights and obligations under this Agreement
     --------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No PBS Party may assign its obligations under this Agreement without the written consent of Strouse, Adler, which consent shall not be unreasonably withheld. Any transaction or series of transactions which result in Peter Shalleck, Sandy Shalleck or Anselmo Rodriguez owning, individually or collectively, less than 67% of each PBS Party's voting securities or equity shall be deemed an assignment. The rights and obligations of Strouse, Adler under this Agreement may be assigned (i) to any Affiliate of Strouse, Adler; (ii) to any transferee of greater than fifty percent (50%) of the assets of Strouse, Adler; or (iii) in all other events, upon the consent of PBS, which consent shall not be unreasonably withheld.

13.3 Notices. Notice, demand, offer or other writing required or permitted to be
     -------
given under this Agreement shall be in writing and transmitted by hand-delivery, facsimile, or a nationally recognized overnight courier service as follows:

If to Strouse, Adler:

               The Strouse, Adler Company
               78 Olive Street
               New Haven, CT 06511
               Facsimile: (203) 789-8832
               Attention: Paul McDonald

     With a copy to:

               Brenner, Saltzman & Wallman
               217 Whitney Avenue
               New Haven, CT 06511
               Facsimile: (203) 562-2098
               Attention: Wayne A. Martino, Esq.

If to any PBS Party:

               PBS Enterprises, Ltd.
               56 Harrison Street
               New Rochelle, NY 10801
               Facsimile: (914) 235-8003
               Attention: Peter Blair Shalleck

     With a copy to:

               Gartner & Bloom, P.C.
               885 Second Avenue
               New York, NY 10017
               Facsimile: (212) 759-5842
               Attention: Stuart F. Gartner, Esq.

Any party shall have the right to change the place to which such notice shall be sent or delivered by a similar notice sent in like manner to all other parties.

C.   Governing Law. This Agreement shall be governed by and interpreted in
     -------------
accordance with the laws of the State of Connecticut. Each of PBS, Maggie and Davedan hereby irrevocably consents to the in personam jurisdiction of the
                                           -- --------
United States District Court for the District of Connecticut and consents to service of process by certified mail care of Stuart F. Gartner,

Esq. at the address provided in Section VII.C. Strouse, Adler hereby consents to service of process by certified mail care of Wayne A. Martino, Esq. at the address provided in Section VII.C. Any order or judgment entered in enforcing this Agreement may be actionable in Jamaica and no party hereto shall oppose the same.

D.   Rules of Construction. References in this Agreement to "herein," "hereof"
     ---------------------
and "hereunder" shall be deemed to refer to this Agreement and shall not be limited to any particular text, Article or Section in which such words appear. References in this Agreement to "Exhibit," "Schedule," "Article" or "Section" shall be deemed to refer to the specific Exhibit, Schedule, Article or Section of this Agreement indicated. The use of any gender shall include all genders and the use of any singular shall include the plural and vice versa as context may require. All dollar figures expressed herein shall, unless otherwise specifically indicated, be deemed to refer to lawful currency of the United States of America.

E.   Joint Effort. The preparation of this Agreement has been a joint effort of
     ------------
the parties hereto and their legal counsel. All parties have participated in the negotiation and preparation of this Agreement at all times from the commencement of negotiations through the execution hereof and thereof and the resulting document shall not be construed more strictly against any one of the parties than any other.

F.   Severability. If any provision of this Agreement or the application
     ------------
thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties. The parties agree to further replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purpose and intent of such invalid and unenforceable provisions.

G.   Effectiveness. This Agreement shall not be effective unless and until
     -------------
executed and delivered by each of the parties hereto.

H.   Counterparts. This Agreement may be executed in one or more counterparts,
     ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the date first above written.


THE STROUSE, ADLER COMPANY               PBS ENTERPRISES LTD.


/s/Graeme Caulfield                      /s/Peter Blair Shalleck
-------------------                      -----------------------
By: Graeme Caulfield                     By: Peter Blair Shalleck
Its: Vice President Operations             Its: President

MAGGIE MANUFACTURING COMPANY,            DAVEDAN PROPERTIES, LTD.


/s/Peter Blair Shalleck                  /s/Peter Blair Shalleck
-----------------------                  -----------------------
By: Peter Blair Shalleck                 By: Peter Blair Shalleck
Its: Managing Director                   Its: Managing Director

                                  SCHEDULE A
                                  ----------

A.   Actual Operating Costs. For purposes of this Agreement, "Actual Operating
     ----------------------
Costs" means all costs or expenses reasonably and actually incurred by Maggie in the conduct of the Business after the Effective Date, including costs or expenses related to the day-to-day upkeep, normal maintenance, insurance and taxes for the Site but excluding extraordinary repairs or replacement to walls or structural components of the improvements on the Site plus an amount equal to the total cost and expense to Strouse, Adler of employing Mr. Anselmo Rodriguez as Operations Manager, such amount not to exceed his present compensation package which is equal to $121,050.

B.   Exclusions from Actual Operating Costs. Actual Operating Costs shall not
     --------------------------------------
include any of the following:

     (a) any Business Expansion Costs (such costs being the direct responsibility of Strouse, Adler pursuant to Section IV.E.);

     (b)  any non-cash expenses such as depreciation or amortization;

     (c) any prior period costs or expenses or other charges between PBS, Maggie and Davedan not related to the current operation of the Business after the Effective Date;

     (d) any management charges or other intercompany charges, including, without limitation, amounts due to PBS in respect of any equipment leases or due to Davedan respecting the Lease;

     (e) any costs or expenses which are or would be subject to indemnification by PBS pursuant to the Option Agreement;

     (f) any cost or expense related to any services provided to Maggie by Mr. Shalleck or Sandy Shalleck (but such services may be reimbursable under Section III(d));

     (g)  any income or similar taxes of Maggie, Davedan or PBS; or

     (h) an amount equal to 50% of any payments made to Maggie's employees in respect of severance, redundancy or other obligations upon termination of such employees (the other 50% being paid by Maggie or PBS but not being subject to reimbursement as an Actual Operating Expense); or

     (i) any amounts paid to repair, rebuild or restore the Assets or the Property in the event of any Business Interruption, including the deductible under any policy of insurance (but the proceeds of such policy of insurance to be made available to PBS under Section 9.5 of the Option Agreement); or

     (j) any cost or expense related to the negotiation or preparation of the Option Agreement or the Related Agreements or the consummation of any of the transactions contemplated thereby.

C.   Funding Procedure. Strouse, Adler and Maggie shall work together to
     -----------------
establish and implement mutually acceptable mechanisms and procedures for the funding of Actual Operating Costs and Business Expansion Costs (if any).